PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Adjusted non-GAAP Diluted EPS of $0.75, exceeds consensus expectations

Gross margin resilient at 32.1 percent; Fuel Specialties delivers good growth

Strong balance sheet with cash inflows of $19.7 million in the quarter; net cash position of $26.0 million

Littleton, CO – August 7, 2013 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2013.

Total net sales for the second quarter were $185.0 million, a 4 percent increase from $178.5 million reported in the corresponding quarter last year. Net income was $17.1 million, or $0.71 per diluted share, compared to $15.5 million, or $0.65 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $25.8 million, up from $22.8 million posted in 2012’s second quarter.

Results for the second quarter include after-tax foreign currency exchange losses of $0.8 million and acquisition-related costs of $0.2 million, a combined negative impact of $0.04 per diluted share; a year ago, similar items had a negative impact of $3.4 million, or $0.14 per diluted share. Excluding these special items from both periods, adjusted non-GAAP EPS was $0.75 per diluted share, a decrease from $0.79 per diluted share a year ago, but exceeding consensus analyst expectations for the quarter. Cash generation for the quarter was strong, with operating cash inflows of $19.7 million, before capital expenditures during the quarter of $4.4 million. Net cash stood at $26.0 million at the end of the quarter.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2013			Quarter ended June 30, 2012
	Income			Income
	before			before
	income	Net	Diluted	income	Net	Diluted
(in millions, except share and per share data)	taxes	income	EPS	taxes	income	EPS

Reported GAAP amounts	$ 20.9	$ 17.1	$0.71	$19.5	$ 15.5	$0.65

Foreign currency exchange losses	1.0	0.8	0.03	4.3	3.4	0.14
Acquisition-related costs	0.2	0.2	0.01	-	-	-

	1.2	1.0	0.04	4.3	3.4	0.14

Adjusted non-GAAP amounts	$ 22.1	$ 18.1	$0.75	$23.8	$ 18.9	$0.79

For the first six months of 2013, total net sales of $384.4 million increased 1 percent from $379.3 million in the corresponding period last year. Net income for the first half of the year was $35.1 million, or $1.46 per diluted share, down from $40.1 million, or $1.68 per diluted share, a year ago. Excluding special items, diluted earnings per share for the first six months of 2013 were $1.47, down from $1.79 a year ago. EBITDA for the first half of 2013 was $53.7 million, compared with $58.0 million in last year’s first half.

“Innospec performed extremely well in the second quarter, especially considering that some of our markets continue to suffer from soft demand and intense competition,” said Patrick Williams, President and Chief Executive Officer.

“We have delivered top-line growth, even in the face of the expected decline in our Octane Additives business. We are particularly pleased with the strong performance of our Fuel Specialties business, which has become a key and consistent driver of our business growth, across the markets we serve. The strength and resilience of this business is the principal reason we are able to absorb the continued and expected decline of Octane Additives and the more uneven growth patterns in other businesses.

“Importantly, in Oilfield Specialties we have made continued progress, including integrating our Strata business which is gaining momentum and delivering higher margin performance. We are pleased with the acquisition, and we expect it to deliver enhanced growth in 2014. Fuel Specialties delivered excellent sales growth despite the predicted normalization of our Avtel business. Margin performance is pleasing in all regions, especially in some areas where fuel demand has been sluggish.

“Performance Chemicals’ results were essentially unchanged and roughly in line with what we expected. Our Personal Care and Fragrance Ingredients markets continue to show positive development, with our exciting new product pipeline and good sales momentum. We recorded 3 percent top-line growth in the Americas, driven by volume growth. The business was negatively impacted by product mix and industrial demand. In addition, we still face unsettled Polymers markets. We will remain vigilant in these business areas particularly with respect to inventory demand and pricing concerns.

“Our Octane Additives business performed as expected, with global TEL demand continuing to wind down. We also have somewhat improved visibility for the remainder of 2013, with one customer contract extension expected, but demand for 2014 remains very uncertain.”

Net sales in Fuel Specialties for the second quarter were $126.2 million, 10 percent higher than the $114.5 million reported in last year’s second quarter, primarily driven by 6 percent higher volumes and a 3 percent uplift from the inclusion of the Strata business. By region, sales were up 10 percent in the Americas, 13 percent in EMEA and 27 percent in Asia-Pacific. As predicted, Avtel sales in the second quarter have normalized, from an excellent first quarter, and were down 31 percent against a strong comparative performance last year. The segment’s gross margin was 32.1 percent, primarily driven by a richer sales mix and higher margin contribution from the Strata business. Operating income for the quarter was $19.2 million, up from last year’s $16.9 million.

In Performance Chemicals, net sales were essentially unchanged at $44.5 million, compared to $44.9 million in last year’s second quarter. By region, sales increased 3 percent in the Americas, driven by volume growth across all markets and strong sales momentum in the Personal Care and Fragrance Ingredients markets. Asia-Pacific sales were on par with last year, whilst sales in EMEA decreased 6 percent primarily due to lower industrial demand. Performance Chemicals’ gross margin was 25.4 percent, down from last year’s 26.9 percent. The segment’s operating income was $6.5 million, down from $7.2 million in last year’s second quarter.

Octane Additives’ net sales for the quarter were $14.3 million, compared with $19.1 million in the year-ago period. The segment’s gross margin improved to 53.1 percent, from last year’s 51.8 percent. Operating income for the quarter was $6.1 million, compared to $8.0 million in 2012’s second quarter.

Corporate costs for the quarter were $8.5 million, compared to $7.8 million a year ago. The increase was primarily due to higher legal, enhanced compliance and acquisition-related costs, offset by lower share based compensation accruals. As expected the quarterly pension charge was $0.7 million, compared to a $0.1 million pension credit a year ago. The effective tax rate for the quarter was 18.2 percent, compared to 20.5 percent in last year’s second quarter.

Net cash generated from operations was $19.7 million, a 60 percent increase from the $12.3 million recorded a year ago, primarily reflecting a reduction in working capital requirements since December 2012. As of June 30, 2013,

Innospec had $59.0 million of cash, cash equivalents and short-term investments, $26.0 million more than its total debt of $33.0 million.

Mr. Williams concluded, “We built on our first quarter performance with enhanced growth throughout the second quarter and we are pleased with our overall performance for the first half of the year. Our core businesses continue to deliver organic growth, sales and volume momentum and margin improvement; and the integration and accretive contribution from our Strata acquisition is going to plan. We will continue to invest prudently and efficiently in new technology and compliance programs. We are still actively pursuing acquisitions, with at least two projects in advanced stages. Overall, we continue to view the second half of 2013 with cautious optimism.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange losses and acquisition-related costs. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 900 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors” in such reports. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
		June 30			June 30

(in millions, except share and per share data)	2013		2012	2013	2012

Net sales	$185.0		$178.5	$384.4	$379.3
Cost of goods sold	(125.6)		(121.8)	(261.2)	(258.6)

Gross profit	59.4		56.7	123.2	120.7

Operating expenses:
Selling, general and administrative	(31.5)		(27.3)	(67.2)	(55.1)
Research and development	(5.3)		(5.0)	(10.9)	(9.6)
Restructuring charge	-		-	-	(0.1)
Impairment of Octane Additives segment goodwill	(0.3)		(0.3)	(0.6)	(0.6)

Total operating expenses	(37.1)		(32.6)	(78.7)	(65.4)

Operating income	22.3		24.1	44.5	55.3
Other net expense	(1.0)		(4.3)	-	(3.2)
Interest expense, net	(0.4)		(0.3)	(0.7)	(0.6)

Income before income taxes	20.9		19.5	43.8	51.5
Income taxes	(3.8)		(4.0)	(8.7)	(11.4)

Net income	$17.1		$15.5	$35.1	$40.1

Earnings per share:
Basic	$0.73		$0.67	$1.50	$1.74
Diluted	$0.71		$0.65	$1.46	$1.68

Weighted average shares outstanding (in thousands):
Basic	23,528		23,147	23,466	23,101
Diluted	24,057		23,894	24,073	23,820

INNOSPEC INC. AND SUBSIDIARIES

					Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Six Months Ended
	June 30			June 30

(in millions)	2013	2012	2013		2012

Net sales:
Fuel Specialties	$126.2	$114.5	$266.2		$245.2
Performance Chemicals	44.5	44.9	92.3		91.4
Octane Additives	14.3	19.1	25.9		42.7

	185.0	178.5	384.4		379.3

Gross profit:
Fuel Specialties	40.5	34.7	87.5		73.4
Performance Chemicals	11.3	12.1	21.8		23.2
Octane Additives	7.6	9.9	13.9		24.1

	59.4	56.7	123.2		120.7

Operating income:
Fuel Specialties	19.2	16.9	44.1		38.6
Performance Chemicals	6.5	7.2	11.5		13.2
Octane Additives	6.1	8.0	10.9		20.4
Pension (charge)/credit	(0.7)	0.1	(1.4)		0.2
Corporate costs	(8.5)	(7.8)	(20.0)		(16.4)

	22.6	24.4	45.1		56.0

Restructuring charge	-	-	-		(0.1)
Impairment of Octane Additives segment goodwill	(0.3)	(0.3)	(0.6)		(0.6)

Total operating income	$22.3	$24.1	$44.5		$55.3

					Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Six Months Ended
	June 30			June 30

(in millions)	2013	2012	2013		2012

Net income	$17.1	$15.5	$35.1		$40.1
Interest expense, net	0.4	0.3	0.7		0.6
Income taxes	3.8	4.0	8.7		11.4
Depreciation and amortization	4.2	2.7	8.6		5.3
Impairment of Octane Additives segment goodwill	0.3	0.3	0.6		0.6

EBITDA	25.8	22.8	53.7		58.0

Fuel Specialties	21.4	17.9	48.5		40.6
Performance Chemicals	7.6	8.2	13.9		15.1
Octane Additives	6.5	8.3	11.6		21.0
Pension (charge)/credit	(0.7)	0.1	(1.4)		0.2
Corporate costs	(8.0)	(7.4)	(18.9)		(15.6)

	26.8	27.1	53.7		61.3
Restructuring charge	-	-	-		(0.1)
Other net expense	(1.0)	(4.3)	-		(3.2)

EBITDA	$25.8	$22.8	$53.7		$58.0

		Schedule 3
INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in millions)	2013	2012

Assets

Current assets:
Cash and cash equivalents	$54.7	$22.4
Short-term investments	4.3	5.1
Trade and other accounts receivable	86.7	115.7
Inventories	149.5	138.3
Current portion of deferred tax assets	11.0	11.0
Prepaid expenses	3.1	4.1
Prepaid income taxes	4.8	-

Total current assets	314.1	296.6

Property, plant and equipment	49.6	49.8
Goodwill	148.7	149.0
Other intangible assets	68.1	68.6
Deferred finance costs	1.1	1.3
Deferred tax assets, net of current portion	11.6	12.7
Other non-current assets	0.7	1.4

Total assets	$593.9	$579.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$47.0	$57.3
Accrued liabilities	70.7	72.1
Accrued income taxes	-	3.2
Current portion of long-term debt	5.0	5.0
Current portion of plant closure provisions	3.7	5.1
Current portion of unrecognized tax benefits	2.4	3.0
Current portion of deferred tax liabilities	-	0.2
Current portion of deferred income	0.1	1.4

Total current liabilities	128.9	147.3

Long-term debt, net of current portion	28.0	25.0
Plant closure provisions, net of current portion	27.0	25.3
Unrecognized tax benefits, net of current portion	10.0	9.8
Deferred tax liabilities, net of current portion	3.4	3.6
Pension liabilities	39.5	46.0
Acquisition-related contingent consideration	4.5	4.3
Other non-current liabilities	0.2	0.2
Deferred income, net of current portion	0.9	0.9
Total stockholders’ equity	351.5	317.0

Total liabilities and stockholders’ equity	$593.9	$579.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
		June 30

(in millions)	2013		2012

Cash Flows from Operating Activities

Net income	$35.1		$40.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8.8		5.5
Impairment of Octane Additives segment goodwill	0.6		0.6
Deferred taxes	0.7		0.8
Changes in working capital	2.9		(12.9)
Excess tax benefit from stock based payment arrangements	(2.0)		(1.7)
Accrued income taxes	(5.8)		2.0
Movement on plant closure provisions	0.3		(0.2)
Cash contributions to defined benefit pension plans	(5.4)		(4.7)
Non-cash expense of defined benefit pension plans	1.7		0.1
Stock option compensation	1.4		1.6
Movements on unrecognized tax benefits	(0.4)		0.1
Movements on other non-current assets and liabilities	(0.3)		(1.0)

Net cash provided by operating activities	37.6		30.3

Cash Flows from Investing Activities

Capital expenditures	(4.9)		(3.4)
Business combinations, net of cash acquired	0.6		-
Internally developed software and other costs	(3.8)		(3.5)
Purchase of short-term investments	(3.0)		(1.8)
Sale of short-term investments	3.5		1.9

Net cash (used in) investing activities	(7.6)		(6.8)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	3.0		5.0
Excess tax benefit from stock based payment arrangements	2.0		1.7
Issue of treasury stock	0.7		0.7
Repurchase of common stock	(3.1)		(1.3)

Net cash provided by financing activities	2.6		6.1
Effect of foreign currency exchange rate changes on cash	(0.3)		-

Net change in cash and cash equivalents	32.3		29.6
Cash and cash equivalents at beginning of period	22.4		76.2

Cash and cash equivalents at end of period	$54.7		$105.8

Amortization of deferred finance costs of $0.2 million (2012 - $0.2 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.